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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PERFICIENT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PERFICIENT, INC.
7600-B North Capital of Texas Highway, Suite 340
Austin, Texas 78731

Notice of Annual Meeting of Stockholders
To Be Held August 27, 2002

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of the Stockholders of Perficient, Inc. ("Perficient" or the "Company") will be held at the Company's headquarters located at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731 on August 27, 2002 at 9:00 a.m., for the following purposes:

  (1)
  To elect six directors to hold office for a term of one year or until their successors have been duly elected and qualified;

  (2)
  To approve the issuance of up to 3,055,250 shares of common stock upon conversion of shares of Series B Convertible Preferred Stock and the exercise of common stock purchase warrants;

  (3)
  To approve an amendment to the Perficient 1999 Stock Option/Stock Issuance Plan to increase the number of shares of Perficient common stock underlying the plan to 5,346,085 shares;

  (4)
  To approve an amendment to the Perficient 1999 Stock Option/Stock Issuance Plan to increase to 600,000 the number of shares of common stock that may be subject to stock options, stock appreciation rights or direct stock issuances granted to any individual in any one calendar year;

  (5)
  To approve an amendment to the Certificate of Incorporation of Perficient to:

  (i)
  increase the number of authorized shares of common stock to 40,000,000 shares;

  (ii)
  increase the number of authorized shares of preferred stock to 8,000,000 shares; and

  (iii)
  to provide that a certificate of designation created pursuant to "blank check" authority with respect to Preferred Stock of Perficient may be amended by the vote of the holders of the affected class or series of stock without the necessity of approval by the holders of common stock;

  (6)
  To ratify the appointment of Ernst & Young LLP as Perficient's independent auditors for the fiscal year ending December 31, 2002; and

  (7)
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors of Perficient has fixed the close of business on July 22, 2002 as the record date for the determination of stockholders of Perficient entitled to notice of and to vote at the Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

        Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

        All stockholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

Matthew P. Clark
Secretary

July 30, 2002
Austin, Texas

PERFICIENT, INC.
7600-B North Capital of Texas Highway, Suite 340
Austin, Texas 78731

Proxy Statement for Annual Meeting

        This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Perficient, Inc., a Delaware corporation ("Perficient" or the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on August 27, 2002 at the Company's headquarters located at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731 at 9:00 a.m., and at any adjournment thereof. This Proxy Statement and the accompanying Notice and Proxy are being mailed to stockholders on or about July 30, 2002. The principal executive offices of Perficient are located at the address listed above.

        Only stockholders of record at the close of business on the record date, July 22, 2002 (the "Record Date"), will be entitled to vote at the Meeting and at all adjournments thereof.

        On the Record Date, there were outstanding and entitled to vote 10,524,411 shares of Perficient's common stock, $.001 par value per share (the "Common Stock") and 1,984,000 shares of Perficient's Series A preferred stock, $.001 par value ("Series A Preferred Stock") and 1,111,000 shares of Perficient's Series B preferred stock, $.001 par value ("Series B Preferred Stock"). Each outstanding share of Perficient Common Stock is entitled to one vote on each matter to be voted upon and each outstanding share of Perficient Series A Preferred Stock is entitled to one vote on each matter to be voted upon for each share of Common Stock into which such share of Series A Preferred Stock is then convertible, and each outstanding share of Perficient Series B Preferred Stock is entitled to one vote on each matter to be voted upon for each share of Common Stock into which such share of Series B Preferred Stock is then convertible. A majority of the shares of Perficient Common Stock entitled to vote at the Meeting and each class of Preferred Stock will constitute a quorum for the transaction of business. Holders of Perficient Common Stock have no cumulative voting rights.

Voting Of Proxies

        If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board of Directors as indicated in this Proxy Statement. If any of the nominees for director are unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may determine to reduce the size of the Board of Directors.

        A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, by duly executing and delivering to the Secretary of Perficient a proxy bearing a later date, or by voting in person at the Meeting.

        Directors of Perficient will be elected by a plurality of the vote of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. The affirmative vote of the holders of at least a majority of the shares of Common Stock outstanding is required to approve the amendment to the Certificate of Incorporation of Perficient. The affirmative vote of the holders of at least a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting, is required for the ratification and approval of any and all other matters which are being put to a stockholder vote at the Meeting. Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker. Accordingly, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. Votes cast, either in person or by proxy, will be tabulated by Continental Stock Transfer & Trust Company, the Company's transfer agent.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth certain information regarding the beneficial ownership of Perficient Common Stock as of July 12, 2002 for (i) each person or entity who is known by us to own beneficially more than five percent (5%) of Perficient Common Stock; (ii) each executive officer listed in the Summary Compensation table below; (iii) each director of Perficient; and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Shares Beneficially Owned	Percent of Class(2)
Powershift Ventures, L.P. 7600-B North Capital of Texas Highway Austin, TX, 78731	333,750	3.17%
Beekman Ventures, Inc. 2716 Barton Creek Boulevard Austin, TX 78735-1670	512,892	4.87%
John T. McDonald(3)	1,116,853	10.04%
Sam J. Fatigato(4)	937,308	8.66%
John A. Hinners(5)(6)	132,199	1.25%
Steven G. Papermaster(7)	528,450	5.02%
Dr. W. Frank King(8)	30,000	*
Philip J. Rosenbaum(12)	30,000	*
Eric Simone(9)	759,749	7.15%
David S. Lundeen(10)	1,272,235	11.09%
Matthew P. Clark(11)	103,743	*
Watershed-Perficient, LLC 7000 Bee Caves Road Suite 250 Austin, Texas 78746(13)	937,500	8.18%
WWC Capital Fund, L.P. 11911 Freedom Drive Reston, Virginia 20190(14)	900,000	7.88%
Jeffrey Davis 622 Emerson Road Suite 400 Creve Coeur, MO 63141(15)	132,467	1.26%
2M Technology Ventures, L.P. 3401 Armstrong Ave. Dallas, Texas 75205(16)	2,166,500	17.77%
Directors and executive officers as a group (9 persons)	4,283,255	33.99%

*
Indicates less than 1% of the outstanding shares of Perficient Common Stock.

(1)
Unless otherwise indicated, the address of each person or entity is 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The percentage of beneficial ownership is based on 10,524,411 shares of Common Stock outstanding as of July 12, 2002.

(3)
Includes 512,892 shares owned by Beekman Ventures, Inc., of which Mr. McDonald is president and sole stockholder. Mr. McDonald is deemed to be the beneficial owner of such shares. Also includes 150,000 shares of Perficient Common Stock that may be acquired from Mr. Menell upon the exercise of a stock option granted to Mr. McDonald by Mr. Menell and options to purchase 294,211 shares under Perficient's stock option plan. Does not include options to purchase 500,000 shares of Perficient Common Stock that are not exercisable within 60 days of the date hereof. Includes 100,000 shares of Perficient Common Stock issuable upon conversion of Series A Preferred Stock and warrants to purchase 50,000 shares of Perficient Common Stock. Does not include 150,000 shares of Perficient Common Stock that may be acquired from Mr. Papermaster upon the exercise of a stock option granted to Mr. McDonald by Mr. Papermaster that is not exercisable within 60 days hereof.

(4)
Includes options to purchase 221,358 shares of Perficient Common Stock exercisable within 60 days of the date hereof. Also includes 50,000 shares of Perficient Common Stock issuable upon conversion of Series A Preferred Stock and warrants to purchase 25,000 shares of Perficient Common Stock.

(5)
Includes 5,000 shares held in the name of the Aubry Smith Hinners Section 2503(c) Trust.

(6)
Includes options to purchase 71,199 shares of Perficient Common Stock and 10,000 shares of Perficient Common Stock that may be acquired from Mr. Menell upon the exercise of a stock option granted to Mr. Hinners by Mr. Menell that are exercisable within 60 days of the date hereof.

(7)
Includes 333,750 shares owned by Powershift Ventures, L.P., of which Mr. Papermaster is the sole general partner. Mr. Papermaster is deemed to be the beneficial owner of such shares. Includes 150,000 shares of Perficient Common Stock that are subject to an option granted by Mr. Papermaster to Mr. McDonald.

(8)
Includes options to purchase 30,000 shares of Perficient Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 25,000 shares of Perficient Common Stock that are not exercisable within 60 days of the date hereof.

(9)
Includes options to purchase 32,649 shares of Perficient Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 40,622 shares of Perficient Common Stock that are not exercisable within 60 days of the date hereof. Also includes 50,000 shares of Perficient Common Stock issuable upon conversion of Series A Preferred Stock and warrants to purchase 25,000 shares of Perficient Common Stock.

(10)
Includes options to purchase 5,000 shares of Perficient Common Stock exercisable within 60 days of the date hereof. Also includes 625,000 shares of Perficient Common Stock issuable upon conversion of Series A Preferred Stock and warrants to purchase 312,500 shares of Perficient Common Stock held by Watershed-Perficient, LLC, a limited liability company in which Mr. Lundeen is managing member. Mr. Lundeen is deemed to be the beneficial owner of such shares. Does not include options to purchase 50,000 shares of Perficient Common Stock that are not exercisable within 60 days of the date hereof.

(11)
Includes options to purchase 103,743 shares of Perficient Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 147,128 shares of Perficient Common Stock that are not exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 30,000 shares of Perficient Common Stock exercisable within 60 days of the date hereof. Does not include 625,000 shares of Perficient Common Stock issuable upon conversion of Series A Preferred Stock and warrants to purchase 312,500 shares of Perficient Common Stock held by Watershed-Perficient, LLC, a limited liability company in which Mr. Rosenbaum is a member.

(13)
Includes 625,000 shares of Perficient Common Stock issuable upon conversion of Series A Preferred Stock and warrants to purchase 312,500 shares of Perficient Common Stock. Additionally, Robert Pickering, a nominee for director, is an investor in Watershed-Perficient, LLC.

(14)
Includes 600,000 shares of Perficient Common Stock issuable upon conversion of Series A Preferred Stock and warrants to purchase 300,000 shares of Perficient Common Stock. Additionally, Michael J. Cromwell, III, a nominee for director, is a control person of WWC Capital Management, L.L.C., which is the general partner of WWC Capital Fund, L.P. This information is based solely on the Schedule 13D filed by WWC Capital Fund, L.P. on January 11, 2002.

(15)
Does not include options to purchase 223,464 shares of Perficient Common Stock that are not exercisable within 60 days of the date hereof.

(16)
Includes 1,111,000 shares of Perficient Common Stock issuable upon conversion of Series B Preferred Stock and warrants to purchase 555,500 shares of Perficient Common Stock.

PROPOSAL 1. ELECTION OF DIRECTORS

        At this year's Annual Meeting of Stockholders, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

        The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of each of the following nominee directors: John T. McDonald, David S. Lundeen, Dr. W. Frank King, Philip J. Rosenbaum, Michael J. Cromwell, III and Robert E. Pickering, Jr. If any of the nominee directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by us, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

        Sam J. Fatigato has resigned his positions as director, president and chief operating officer of Perficient, effective April 19, 2002. Therefore, Mr. Fatigato will not stand for election at this year's annual meeting of stockholders.

The Board of Directors recommends a vote "FOR" the election of each of the Nominee Directors.

        The name and age of each of the directors, nominee directors and executive officers of Perficient, their respective positions with Perficient and the period during which each such individual has served in that capacity are set forth below. Additional biographical information concerning each of the nominee directors and executive officers follows the table.

Name	Age	Position with Perficient	Held Position Since
John T. McDonald	39	Chief Executive Officer, President and Chairman of the Board of Directors	1999
Jeffrey Davis	38	Chief Operating Officer	2002
Matthew P. Clark	31	Chief Financial Officer and Vice President	2001
Steven G. Papermaster(1)	43	Director	1998
David S. Lundeen	40	Director	1998
Dr. W. Frank King	62	Director	1999
Philip J. Rosenbaum	52	Director	1999
Michael J. Cromwell, III	46	Director	2002
Robert E. Pickering, Jr.	50	Director	2002

(1)
Mr. Papermaster is not standing for re-election to our Board of Directors.

Certain Biographical Information Concerning Directors and Executive Officers

        John T. McDonald joined Perficient in April 1999 as Chief Executive Officer and was elected Chairman of the Board in March 2001. Since October 1998, Mr. McDonald has been the president of Beekman Ventures, Inc., a venture capital firm specializing in private equity investments in technology companies. From April 1996 to October 1998, Mr. McDonald was president of VideoSite, Inc., a multimedia software company that is currently a subsidiary of GTECH Corporation. GTECH acquired VideoSite in October 1997, 18 months after Mr. McDonald became VideoSite's president. From

May 1995 to April 1996, Mr. McDonald was a Principal with Zilkha & Co., a New York-based merchant banking firm. From June 1993 to April 1996, Mr. McDonald served in various positions at Blockbuster Entertainment Group, including Director of Corporate Development and Vice President, Strategic Planning and Corporate Development of NewLeaf Entertainment Corporation, a joint venture between Blockbuster and IBM. From 1987 to 1993, Mr. McDonald was an attorney with Skadden, Arps, Slate, Meagher & Flom in New York focusing on mergers and acquisitions and corporate finance. Mr. McDonald received a B.A. in Economics from Fordham University in 1984 and a J.D. from Fordham Law School in 1987.

        Jeffrey Davis became Perficient's Chief Operating Officer upon the closing of our acquisition of Vertecon in April 2002. He previously served the same role since October 1999 at Vertecon prior to its merger with Perficient. Mr. Davis has 13 years of experience in technology management and consulting. Prior to Vertecon, Mr. Davis was a Senior Manager and member of the leadership team in Arthur Andersen's Business Consulting Practice starting in January 1999 where he was responsible for defining and managing internal processes, while managing business development and delivery of products, services and solutions to a number of large accounts. Prior to Arthur Andersen, Mr. Davis worked at Ernst & Young for two years, Mallinckrodt, Inc. for two years, and spent five years at McDonnel Douglas in many different technical and managerial positions. Mr. Davis has a M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

        Matthew P. Clark joined Perficient as Managing Director of Finance in May 2000 and was promoted to the Chief Financial Officer position in August 2001. Prior to joining Perficient, Mr. Clark served as Chief Financial Officer of Compete Inc., a Chicago based Internet Services firm, from March 1999 until May 2000. Before joining Compete, Mr. Clark worked as a research analyst for Salomon Brothers, covering the Computer Services sector, including companies such as EDS, FDC and ADP. Mr. Clark graduated Magna Cum Laude with a B.S. degree in Quantitative Economics from the University of California at San Diego in 1993.

        Steven G. Papermaster joined Perficient in April 1998 as a director and served as Chairman from May 1999 through February 2001. He is also the Chairman of Powershift Group, an Austin-based technology venture development firm, and the general partner of Powershift Ventures, L.P., one of our principal stockholders. Mr. Papermaster served as Chief Executive Officer of Agillion, Inc. through November 2000. Agillion, Inc. filed for protection under the federal bankruptcy laws in July 2001. He currently serves as a member of the Board of Directors of Vignette Corporation and various privately-held companies. From 1987 to December 1997, Mr. Papermaster was the founder, chairman and Chief Executive Officer of BSG Corporation. Mr. Papermaster received a B.A. in Finance from the University of Texas at Austin in 1981 and began his career as a consultant with Arthur Andersen & Co. in the Management Information Consulting Division.

        David S. Lundeen joined Perficient in April 1998 as a director. Since March 1999, Mr. Lundeen has been a partner with Watershed Capital, a private equity firm based in Mountain View, California. From June 1997 to February 1999, Mr. Lundeen was self-employed, managed his personal investments and acted as a consultant and advisor to various businesses. From June 1995 to June 1997, he served as the Chief Financial Officer and Chief Operating Officer of BSG. From January 1990 until June 1995, Mr. Lundeen served as President of Blockbuster Technology and as Vice President of Finance of Blockbuster Entertainment Corporation. Prior to that time, Mr. Lundeen was an investment banker with Drexel Burnham Lambert in New York City. Mr. Lundeen currently serves as a member of the Board of Directors of TippingPoint Technologies, Inc., Parago, Inc. and Kinetrix Solution, Inc. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and an M.B.A. from the University of Chicago in 1988.

        Dr. W. Frank King became a member of the Board of Directors in June 1999. He has served as a Director of PSW Technologies, Inc., now known as Concero Inc., a publicly-traded consulting services company, since October 1996. From 1992 to August 1998, Dr. King served as President and Chief Executive Officer of PSW. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was employed with IBM for 19 years, where his last position was Vice President of Development for the Personal Computing Division. Dr. King currently serves on the boards of directors of Aleri, Inc., Eon Communications, Inc., Ivasis and Natural Microsystems Corporation. Dr. King earned a Ph.D. in electrical engineering from Princeton University, an M.S. in electrical engineering from Stanford University and a B.S. in electrical engineering from the University of Florida.

        Philip J. Rosenbaum became a member of Perficient's Board of Directors in June 1999. Since May 1995, Mr. Rosenbaum has been a self-employed developer of new businesses, investor and consultant. From February 1993 to May 1995, Mr. Rosenbaum was Vice President of International Operations of Unify Corporation, a software development tool supplier. Mr. Rosenbaum also serves on the board of directors of a privately held software company. Mr. Rosenbaum received a B.S. from Rutgers in 1972.

        Michael J. Cromwell, III is the co-founder of WWC Capital Group, LLC, which provides investment banking services to middle market technology companies. Mr. Cromwell focuses his efforts on information technology services firms and enterprise software firms. Since co-founding WWC Capital Group, LLC, nearly four years ago, Mr. Cromwell has advised IT firms on nearly $1 billion in merger and acquisition transactions. Prior to forming WWC Capital Group, LLC, Mr. Cromwell spent twelve years as a senior executive with ManTech International Corporation, a leading IT services firm, and its publicly traded affiliate, GSE Systems, Inc. At ManTech, he was the principal executive responsible for completing over twenty acquisitions, several divestitures and over twelve financing transactions ranging from senior debt to mezzanine capital to an initial public offering. He is a member of the Board of Directors of the Rowing Club at St. Albans and National Cathedral Schools. Mr. Cromwell earned a BA degree from Yale University and a JD from Georgetown University.

        Robert E. Pickering, Jr.    began his IT services career in 1974 at Andersen Consulting (now Accenture), where he was a partner. After 11 years at Andersen, where he managed and directed several system development and outsourcing projects, Mr. Pickering joined First City Bankcorp in 1996, as Chief Information Officer. Three years later in 1999, he became Chief Information Officer of Continental Airlines. Mr. Pickering was also Chairman and CEO of Origin from 1998 to 2000, one of the largest IT services companies in Europe. Mr. Pickering was Chairman and CEO of e2i Inc. from May 2000 to December 2001, which filed for protection under the federal bankruptcy laws in December 2001. Mr. Pickering also serves on the boards of a variety of organizations including the American Chamber of Commerce in the Netherlands, B&J Foodservice in Kansas City, and Ora Oxygen, a travel spa based in The Netherlands. Mr. Pickering is a graduate of Baylor University.

Section 16 Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq SmallCap Market. Based solely on a review of the copies of reports furnished to us and written representations from our executive officers, directors and persons who beneficially own more than ten percent of our equity securities, we believe that, during the preceding year, all filing requirements applicable to our officers, directors and ten percent beneficial owners under Section 16(a) were satisfied, except that Messrs. Fatigato and Simone filed a Form 5 late reporting small acquisitions that did not otherwise need to be reported on Form 4 and Mr. McDonald reported late on Form 4 a transaction that occurred in November 2001.

Composition and Meetings of the Board of Directors and Committees

        The Board of Directors is currently comprised of five directors. Sam J. Fatigato resigned his position as a director effective April 19, 2002. As a condition to the acquisition of Compete Inc., the Company agreed to nominate and recommend Mr. Fatigato as one of its directors so long as he and the other shareholders and vested option holders of Compete Inc. and their affiliates own more than ten percent (10%) of the shares of Perficient Common Stock issued to them in the acquisition. If Mr. Fatigato, however, is not elected to the Board of Directors, he will continue to have a right to attend and observe all meetings of the Board of Directors.

        Gilford Securities Incorporated ("Gilford"), the underwriter of Perficient's initial public offering and placement agent in Perficient's private placement, may also designate one person for election to the Board of Directors through February 2003. To date, Gilford has not designated any nominees to the Board of Directors. In the event Gilford does not elect to designate a nominee to the Board of Directors, Gilford may designate one person to attend meetings of the Board of Directors as an observer during such period.

        The holders of our Series A Preferred Stock, voting as a separate class, are entitled to elect one member of our Board of Directors. Mr. Cromwell has been chosen to serve as the designee of the holders of Series A Preferred Stock. The holders of our Series B Preferred Stock, voting as a separate class, are entitled to elect one member of our Board of Directors. The holders of Series B Preferred Stock have not yet chosen a nominee to our Board.

        During fiscal year 2001, the Board of Directors held 3 meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during the fiscal year ended December 31, 2001.

Committees of the Board of Directors

        The Board of Directors has created a Compensation Committee and an Audit Committee. The Board of Directors has not created a Nominating or similar Committee. Both the Compensation Committee and the Audit Committee are comprised of Dr. W. Frank King and Philip J. Rosenbaum, each of whom is an independent director.

Compensation Committee

        The Compensation Committee, which held no meetings and acted 5 times by unanimous written consent during fiscal year 2001, establishes salaries, incentives and other forms of compensation for Perficient's directors, executive officers and key employees and administers its equity incentive plans and other incentive and benefit plans.

Audit Committee

        The Audit Committee, which held 4 meetings during fiscal year 2001, recommends to the Board of Directors the engagement of the independent auditors and reviews with the independent auditors the scope and results of the audits, the internal accounting controls and the professional services furnished by the independent auditors.

Compensation of Directors and Executive Officers

        The following table sets forth information concerning the annual and long-term compensation earned by the individuals who served as Perficient's Chief Executive Officer and certain other executive officers during fiscal year 2001 for services rendered in all capacities during the years presented. John T. McDonald joined Perficient in April 1999 and assumed the duties of Chief Executive Officer. John A. Hinners joined Perficient in April 1999 and resigned in July 2001. Sam J. Fatigato joined Perficient in May 2000 and resigned in April 2002. Matthew P. Clark joined Perficient in May 2000 and was appointed Chief Financial Officer in August 2001.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary($)	Other Annual Compensation($)(1)	Securities Underlying Options(#)(2)
John T. McDonald, Chief Executive Officer and Chairman of the Board	2001 2000 1999	$174,825 154,750 50,000	$2,627 2,246 —	406,211 50,000 —
Sam J. Fatigato, President, Chief Operating Officer and Director	2001 2000	166,500 103,750	2,502 1,388	212,217 9,141
Matthew P. Clark Vice President and Chief Financial Officer	2001	121,875	1,981	83,484
John A. Hinners, Vice President and Chief Financial Officer	2001 2000 1999	103,125 141,667 79,618	39,231 2,125 —	96,199 67,500 60,000

(1)
Amounts represent 401(k) employer match and also includes severance pay for Mr. Hinners.
(2)
In January 2002, Mr. McDonald was granted options to purchase 63,000 shares of our Common Stock with an exercise price of $1.25. In September 2001, Mr. McDonald was granted options to purchase 106,383 shares of Common Stock with an exercise price of $0.31 per share in lieu of a $50,000 cash bonus. In June 2002, Mr. McDonald was granted options to purchase 275,000 shares of our Common Stock with an exercise price of $1.15 per share. In May of 2002, Mr. Clark was granted options to purchase 50,000 shares of our Common Stock with an exercise price of $1.21 per share. In June of 2002, Mr. Clark was granted options to purchase 60,000 shares of our common stock with an exercise price of $1.15 per share.

Compensation of Directors

        Dr. W. Frank King and Philip J. Rosenbaum receive an annual retainer of $15,000 to serve on the Board of Directors. Other directors receive no cash remuneration for serving on the Board of Directors. Non-employee directors, however, are granted options to purchase 20,000 shares of Common Stock in their first year of service and are granted additional options to purchase 5,000 shares of Common Stock in each subsequent year of service. All directors are reimbursed for reasonable expenses incurred by them in attending Board and Committee meetings. In May of 2002, Dr. King was granted options to purchase 25,000 shares of our Common Stock with an exercise price of $1.21. In June of 2002, Mr. Lundeen was granted options to purchase 50,000 shares of our common stock with an exercise price of $1.15 per share.

Employment Arrangements

        Perficient has a two-year employment agreement with Mr. McDonald that terminates on December 31, 2003. Mr. McDonald's employment agreement provides for the grant of options to purchase 100,000 shares of our Common Stock that vest over a three year period. In addition, Mr. McDonald may receive a bonus and/or stock option under Perficient's stock option plan as determined by the Board of Directors. Mr. McDonald will receive twelve months severance pay if: (1) Perficient terminates him without cause; (2) he is terminated following a change of control; or (3) Mr. McDonald terminates his employment within twelve months after a change of control of Perficient. Additionally, Mr. McDonald has agreed to refrain from competing with Perficient for a period of two years following the termination of his employment. At the request of our Board of Directors, Mr. McDonald waived a $50,000 accrued cash bonus in consideration of the issuance of options to purchase 106,383 shares of our Common Stock at an exercise price of $0.31 per share.

        Perficient had a two-year employment agreement with Mr. Fatigato that terminated with Mr. Fatigato's resignation effective April 19, 2002. Mr. Fatigato's employment agreement provided for the grant of options to purchase 100,000 shares of our Common Stock that became fully vested upon his resignation. Mr. Fatigato will receive twelve months severance pay. Additionally, Mr. Fatigato has agreed to refrain from competing with Perficient for a period of two years following the termination of his employment.

        Pursuant to the Vertecon Merger Agreement, we have entered into employment agreements with Jeffrey Davis and Timothy Thompson for employment terms beginning on the closing date of the Vertecon Merger. Mr. Davis is our Chief Operating Officer and will be employed for an initial term of two years. He will be paid an annual salary of $205,000 and was granted a non-qualified stock option under our option plan to purchase 110,810 shares of our Common Stock and another non-qualified stock option in satisfaction of certain accrued bonus payments owed to him by Vertecon. Mr. Davis was advanced a $15,625 bonus in satisfaction of certain accrued bonus payments owed to him by Vertecon. Mr. Davis will be paid an annual salary of $205,000 and is also eligible to receive an annual bonus equal to up to 30% of his salary. Mr. Davis will receive six months severance pay if Perficient terminates him without cause. Additionally, Mr. Davis has agreed to refrain from competing with Perficient for a period of two years following the termination of his employment. Mr. Thompson is our Chief Business Development Officer and will be employed for an initial term of two years. Mr. Thompson will be paid an annual salary of $160,000 and was advanced a $66,875 bonus in satisfaction of certain accrued bonus payments owed to him by Vertecon. Each year, Mr. Thompson will be eligible to receive a bonus based on our direct sales. We also granted Mr. Thompson a non-qualified stock option to purchase 110,810 shares of our Common Stock under our stock option plan. Mr. Thompson will receive twelve months severance pay if Perficient terminates him without cause. Additionally, Mr. Thompson has agreed to refrain from competing with Perficient for a period of one year following the termination of his employment.

Option Grants in Last Fiscal Year to Named Executive Officers

        The following table sets forth information related to the grant of stock options by us during the year ended December 31, 2001 to the named executive officers.

		Individual Grants
	Number of Securities Underlying Options(#)(1)	% of Total Options Granted to Employees in Fiscal 2001(2)	Exercise or Base Price ($/sh)	Market Price on Date of Grant ($/sh)	Expiration Date
John T. McDonald	250,000	10.32%	3.75	3.75	03/28/11
	12,828	0.53%	0.74	2.95	04/17/11
	106,383	4.39%	0.31	1.25	09/21/11
	37,000	1.53%	1.25	1.25	09/21/11
Sam J. Fatigato	100,000	4.13%	3.75	3.75	03/28/11
	12,217	0.50%	0.74	2.95	04/17/11
	100,000	4.13%	1.35	1.35	10/12/11
Matthew P. Clark	55,000	2.27%	3.75	3.75	03/28/11
	8,484	0.35%	0.74	2.95	04/17/11
	20,000	0.83%	2.77	2.77	08/07/11
John A. Hinners	85,000	3.51%	3.75	3.75	03/28/11
	11,199	0.46%	0.74	2.95	04/17/11

(1)
In January 2002, Mr. McDonald was granted options to purchase 63,000 shares of our Common Stock with an exercise price of $1.25 per share. In June 2002, Mr. McDonald was granted options to purchase 275,000 shares of our Common Stock with an exercise price of $1.15 per share. In May of 2002, Mr. Clark was granted options to purchase 50,000 shares of our Common Stock with an exercise price of $1.21 per share. In June of 2002, Mr. Clark was granted options to purchase 60,000 shares of our common stock with an exercise price of $1.15 per share.

(2)
Based on an aggregate of 2,422,449 options granted during the year ended December 31, 2001.

Option Exercises and Fiscal Year End Values

        The following table sets forth information concerning the fiscal year-end number and value of unexercised options (market price of our Common Stock less the exercise price with respect to the named executive officers). None of the named executive officers exercised stock options during the fiscal year ended December 31, 2001. No stock appreciation rights were outstanding as of December 31, 2001.

	Number of Securities Underlying Unexercised Options at December 31, 2001(#)
			Value of Unexercised In-the-Money Options at December 31, 2001($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
John T. McDonald	269,211	187,000	94,621	—
Sam J. Fatigato	52,610	168,748	5,009	—
Matthew P. Clark	69,159	71,711	3,478	—
John A. Hinners	71,199	—	43,592	—

(1)
Based on the fair market value of Perficient's Common Stock at December 31, 2001 ($1.15 per share), as reported on the NASDAQ SmallCap Market.

Certain Relationships and Related Transactions

  Sales of Securities

        During the last fiscal year and through the date of the proxy statement, Perficient made the following sales of its Common Stock in transactions that were not registered under the Securities Act of 1933:

  •
  The following related parties participated in the purchase of securities pursuant to the Convertible Preferred Stock Purchase Agreement, dated as of December 21, 2001, with a limited number of investors under which we sold 1,984,000 shares of our Series A Convertible Preferred Stock for a purchase price of $1.00 per share:

•
John T. McDonald, our Chairman and Chief Executive Officer, purchased 100,000 shares of Series A Preferred Stock. Sam J. Fatigato, our former president, Chief Operating Officer and Director, purchased 50,000 shares of Series A Preferred Stock. Such purchases were made on the same terms as those by non-affiliated investors and, in fact, were a condition to the purchase of the Series A Preferred Stock by the non-affiliated investors.

•
David Lundeen, a director of Perficient, is managing member of Watershed-Perficient, LLC which purchased 625,000 shares of Series A Preferred Stock. This purchase was made on the same terms as those by non-affiliated investors.

•
Michael J. Cromwell, III, a director of Perficient, is a control person of WWC Capital Management, L.L.C., which is the general partner of WWC Capital Fund, L.P. WWC Capital Fund purchased 600,000 shares of Series A Preferred Stock (this information is based solely on the Schedule 13D filed by WWC Capital Fund on January 11, 2002). This purchase was made on the same terms as those by non-affiliated investors.

•
Robert E. Pickering, Jr., a director of Perficient, is an investor in Watershed-Perficient, LLC which purchased 625,000 shares of Series A Preferred Stock. This purchase was made on the same terms as those by non-affiliated investors.

•
Philip Rosenbaum, a director of Perficient, is an investor in Watershed-Perficient, LLC which purchased 625,000 shares of Series A Preferred Stock. This purchase was made on the same terms as those by non-affiliated investors.

•
On June 26, 2002, Perficient entered into a Convertible Preferred Stock Purchase Agreement with 2M Technology Ventures, L.P. ("2M"), pursuant to which, 2M purchased 1,111,000 shares of

  Series B Preferred Stock for a purchase price of $0.900090009 per share. In connection with its purchase of Series B Preferred Stock, 2M also received warrants to purchase up to 555,500 shares of Common Stock. In addition, 2M received the option to purchase an additional 1,666,500 shares of Series B Preferred Stock and will receive warrants to purchase one share of Common Stock for every two shares of Series B Preferred Stock that it purchases pursuant to the option. As the sole holder of shares of Series B Preferred Stock, 2M has the right to elect one member to our Board of Directors. In connection with the sale of securities to 2M, we agreed with the holders of the shares of Series A Preferred Stock to amend the Certificate of Designation with respect to the Series A Preferred Stock, to, among other things, increase the liquidation preference of the Series A Preferred Stock to $2.00.

  Acquisitions

        In connection with our acquisition of Vertecon in April 2002, Jeffrey Davis, our Chief Operating Officer, received 132,467 shares of Common Stock.

Powershift Sublease

        From April 1998 until March 2000, Perficient subleased office space on a month-to-month basis from Powershift Ventures, LLC, of which Mr. Papermaster is president and a beneficial owner. Since August 1999, Perficient had been paying rent of $4,500 per month, which it believes was consistent with prevailing market rates. The monthly rental amounts were arrived at by arms' length negotiations. Perficient terminated this sublease as of April 8, 2000 and began subleasing the same space under similar terms during November 2000 to fill its increased needs. Perficient satisfied its remaining lease commitment to Powershift of $2,900 per month through December 31, 2001.

WWC Capital Group Relationship

        Perficient has paid $274,000 in fees to WWC Capital during 2001 and 2002 for finder and advisory fees for the Vertecon and Javelin acquisitions and other acquisition advisory services. Michael J. Cromwell, III, a director, is a co-founder and partner of WWC Capital Group.

Future Transactions

        All future transactions, including loans, if any, between our officers, directors, principal stockholders or their affiliates and Perficient, are required by the Board of Directors to be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Audit Committee Report

        The following is the report of the Audit Committee with respect to the audit of our fiscal 2001 audited consolidated financial statements:

        Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

        In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements in the Annual Report for the fiscal year ended December 31, 2001 were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Company's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence. The Audit Committee reviewed nonaudit services provided by its independent auditors for the last fiscal year, and determined that those services are not incompatible with maintaining the auditors' independence.

        Based upon the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

                      Dr. W. Frank King
                      Philip J. Rosenbaum

PROPOSAL 2. APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH THE CONVERSION OF SERIES B PREFERRED STOCK AND EXERCISE OF COMMON STOCK PURCHASE WARRANTS

General

        We have entered into a Convertible Preferred Stock Purchase Agreement, dated as of June 26, 2002, with 2M Technology Ventures, L.P. ("2M") under which we have sold 1,111,000 shares of our Series B Convertible Preferred Stock, par value $0.001 per share ("Series B Preferred Stock"), to 2M for a purchase price of approximately $0.90 per share. Each share of Series B Preferred Stock is initially convertible into one share of our Common Stock, par value $0.001 per share, at the election of the holder. We have also agreed to issue to 2M, subject to receipt of shareholder approval at the Meeting, a Warrant to purchase up to 555,500 shares of our Common Stock for $2.00 per share in connection with this sale of Series B Preferred Stock.

        2M has the option to purchase up to an additional 1,666,500 shares of our Series B Convertible Preferred Stock exercisable on or before June 26, 2003, which purchase is subject to shareholder approval at the Meeting (the "2M Option"). 2M will receive additional Warrants (collectively with the warrant to purchase 555,500 shares of Common Stock, the "Warrants") to purchase one share of our Common Stock for every two shares of Series B Preferred Stock it purchases pursuant to the 2M Option (i.e., warrants to purchase up to 833,250 shares of Common Stock).

        Simultaneously with the sale of shares to 2M by us, 2M purchased from Steven Papermaster, Robert Anderson and Bryan Menell, 300,000, 100,000 and 100,000 shares of Common Stock, respectively, for $0.75 per share. Mr. Papermaster is a member of our Board of Directors and each of Messrs. Papermaster, Menell and Anderson are significant holders of our Common Stock.

Nasdaq Requirement For Stockholder Approval

        Nasdaq regulations require that we obtain approval from our stockholders in connection with a transaction, other than a public offering, involving the sale or issuance by us of Common Stock (or securities convertible into, or exercisable for, Common Stock) equal to 20% or more of our Common Stock, or 20% or more of the voting power of our securities, which were outstanding before the issuance of the Common Stock in connection with such transaction. We have issued to 2M 1,111,000 shares of our Series B Convertible Preferred Stock, which may be converted into 1,111,000 shares of Common Stock, which is less than 20% of our outstanding Common Stock. However, in order to issue the additional shares of Perficient Common Stock in connection with the conversion of Series B Preferred Stock underlying the 2M Option and the exercise of the Warrants, we are required to seek approval of our shareholders. As a result, even though the issuance of this Perficient Common Stock underlying the Series B Preferred Stock subject to the 2M Option and underlying the Warrants is not required to be approved by Perficient's stockholders under the terms of the Delaware General Corporation Law, such stockholder approval is required under the regulations of Nasdaq to which Perficient is subject. A majority of the total votes cast in person or by proxy at the Meeting is required to approve the issuance of our Common Stock in connection with the conversion of the Series B Preferred Stock and exercise of the Warrants. Officers, directors and stockholders of Perficient, owning in the aggregate more than 50% of our outstanding voting stock, have agreed, under certain voting agreements, to vote their shares in favor of the issuance of an aggregate of 3,055,250 shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock underlying the 2M Option and the exercise of all of the Warrants. Accordingly, approval of this issuance is assured.

Use of Proceeds

        We intend to use the proceeds from the sale of the Series B Preferred Stock to further accelerate our previously announced acquisition program, strengthen our working capital position and for other corporate purposes.

Appointment of Member of our Board of Directors

        The holders of a majority of the voting power of Series B Preferred Stock, voting as a separate class, have the right to elect one member of our Board of Directors until June 25, 2007. On or after June 25, 2007, holders of a majority of the voting power of our Series B Preferred Stock, voting together with the holders of Series A Preferred Stock as a single class, by a two-thirds majority of the total shares of Series A Preferred Stock and Series B Preferred Stock, eligible to vote thereon, have the right to elect such number of directors as constitutes one-half of the members of our Board of Directors.

        In addition, in conjunction with the completion of the sale of securities to 2M, we have agreed to amend the terms of the certificate of designation for the Series A Preferred Stock to increase the liquidation preference of the Series A Preferred Stock from $1.00 to $2.00 per share.

Description of Series B Preferred Stock

        The following description of Series B Preferred Stock does not purport to be complete and is subject in all respects to the Delaware General Corporation Law and our Certificate of Incorporation and the Certificate of Designation, Rights and Preferences related to the Series B Preferred Stock.

Conversion
Holders of Series B Preferred Stock have the right to convert such shares of Series B Preferred Stock into our Common Stock. The initial conversion ratio is one-to-one (one share of Common Stock for each share of Series B Preferred Stock converted), subject to adjustment under certain circumstances. Each of the outstanding shares of Series B Preferred Stock will be automatically converted into Common Stock in the event that the closing price of our Common Stock on the Nasdaq SmallCap Market is greater than $3.00 for any twenty consecutive trading days (provided there is an average daily trading volume of at least 50,000 shares of Common Stock during such period) or at the election of holders of 50% of the voting power of the Series B Preferred Stock.

Voting
In addition to any other voting rights provided in our Certificate of Incorporation or as otherwise required by law, holders of Series B Preferred Stock will vote together with holders of Common Stock and holders of any other series of our preferred stock on all matters as to which holders of Common Stock are entitled to vote. Each share of Series B Preferred Stock entitles the holder thereof to one vote. In addition, holders of Series B Preferred Stock, voting as a separate class, are entitled to elect one member of our board of directors.

Dividends
Holders of Series B Preferred Stock are entitled to dividends only upon the liquidation, dissolution, winding up or sale of Perficient or the redemption or conversion of the Series B Preferred Stock. Such dividends will accrue and be payable (in Common Stock) at an annual rate per share equal to approximately $0.90 multiplied by 8%.

Liquidation Preference
In the event of (i) the liquidation, dissolution or winding up of Perficient or (ii) the merger or consolidation of Perficient generally into or with another corporation or other entity (unless, upon consummation of such merger or consolidation, the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly not less than fifty percent of the voting power of the surviving corporation) or the sale or other disposition of all or substantially all the assets of Perficient, then the holders of Series B Preferred Stock will be entitled to receive out of the assets legally available for distribution to our stockholders, pari passu with the holders of any other series of our preferred stock, approximately $1.80 per share (subject to certain adjustments) plus all unpaid, accrued dividend payments. After payment of the full liquidation preference to the holders of Series B Preferred Stock and any other series of our preferred stock, any remaining assets of Perficient will be distributed ratably among the holders of Perficient Common Stock and Preferred Stock. In the event that the assets of Perficient are insufficient to pay the full liquidation preference to the holders of Series B Preferred Stock, the assets of Perficient will be distributed ratably between holders of Series A Preferred Stock and Series B Preferred Stock.

Registration Rights	We have agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock (and exercise of the Warrants).

Adjustment to Conversion Ratio
The initial conversion ratio of one share of Common Stock for each share of Series B Preferred Stock will be adjusted proportionally, subject to certain exceptions, in the event that we issue shares of Common Stock or securities convertible or exchangeable into Common Stock or options to purchase Common Stock, for a consideration per share less than the greater of approximately $0.90 (subject to adjustment) or the current market price of our Common Stock.

Redemption
At the request of holders of a majority of the outstanding shares of Series B Preferred Stock made at any time after June 25, 2007 and in the discretion of our Board of Directors, Perficient may redeem such number of shares of Series B Preferred Stock as are requested by the requesting holders of Series B Preferred Stock for a redemption price per share equal to approximately $0.90 (subject to adjustment). The Series B Preferred Stock may also be redeemed if we fail to obtain the approval of the issuance of the Common Stock at our Annual Meeting prior to certain dates.

Protective Provisions	Perficient may not (without the approval of a majority of the voting power of the outstanding shares of Series B Preferred Stock):
• Amend or repeal any provision of our certificate of incorporation in a way that would materially and adversely change the rights of holders of Series B Preferred Stock;

• Authorize or issue shares of any class of stock, at any time prior to June 25, 2007, ranking on par with or having any preference or priority as to dividends or liquidation superior to Series B Preferred Stock;

• Authorize or issue shares of any class of stock or any securities convertible into or exchangeable for any shares of any class of stock of Perficient at any time on or after the fifth anniversary of the closing date of the purchase of Series B Preferred Stock; or

• Sell all or substantially all of the assets of Perficient or enter into a merger in which the holders of voting securities of Perficient do not own at least 50% of the voting securities of the surviving corporation, unless, in each case, John T. McDonald is Chief Executive Officer or Chairman of the Board at the time such transaction is approved by our Board of Directors and 2M Companies, Inc. (including its affiliates) owns less than 20% of Perficient's equity on a fully diluted basis.

Description of Warrants

        The following description of the Warrants does not purport to be complete and is subject in all respects to the Delaware General Corporation Law and the provisions of the Warrants.

Exercise Price	Each Warrant entitles the holder thereof to purchase a specified number of shares of our Common Stock at an exercise price of $2.00 per share (subject to adjustment under certain circumstances).

Exercise
The Warrants are exercisable by presentation and surrender of the Warrant at our principal office or the office of our transfer agent with the purchase form annexed thereto duly executed and accompanied by the payment of the exercise price for the purchase of the number of shares specified in the purchase form. Warrants may also be exercised through a "cashless exercise" pursuant to which the Warrant or a portion thereof can be surrendered in exchange for a number of shares of Common Stock as is determined based on the difference between the exercise price of the Warrant and the current market price of our Common Stock.

Mandatory Redemption
In the event that the closing price of our Common Stock on the Nasdaq SmallCap Market is greater than $5.00 for any twenty consecutive trading days (provided there is an average daily trading volume of at least 50,000 shares of Common Stock during such period), we can redeem the Warrants upon 60 days' written notice to the holders. In exchange for the surrender of the Warrants in connection with a redemption by Perficient, the holders of redeemed Warrants will receive a number of shares of Common Stock equal to that number of shares that would have been received if the warrant holder had made a "cashless exercise" on the redemption date.

Antidilution Provisions	Proportional adjustments will be made to the exercise price and number of shares purchasable upon the exercise of the Warrants in the event of:
• any stock dividend, stock split, reverse stock split or reclassification of Perficient Common Stock;
• any issuance of Common Stock for a purchase price lower than the current market value of Perficient Common Stock; or

• any issuance of securities convertible or exchangeable into Common Stock for an exchange price less than the greater of the current exercise price of the Warrants or the market value of our Common Stock on the date of issuance of such securities.

        The Board of Directors recommends a vote FOR the approval of the issuance of up to an aggregate of 3,055,250 shares of Common Stock to 2M in connection with the conversion of Series B Preferred Stock underlying the 2M Option and the exercise of the Warrants.

PROPOSAL 3. APPROVAL OF AMENDMENT TO 1999 STOCK OPTION/STOCK ISSUANCE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

        At the Meeting, our stockholders will be asked to vote upon a proposal to approve an amendment to the 1999 Stock Option/Stock Issuance Plan (the "Plan") to increase by 1,000,000 the number of shares of Perficient Common Stock for which options may be granted thereunder from 4,346,085 shares to 5,346,085 shares.

        As of July 15, 2002, stock options to purchase 400,000 shares had been granted, and no shares of Common Stock had been issued, on the basis of the share increase which is the subject of this proposal. Of such options, options to purchase (i) 150,000 shares were granted to John T. McDonald, our Chief Executive Officer, (ii) 50,000 shares were granted to Jeff Davis, our Chief Operating Officer, and (iii) 35,000 shares were granted to Matthew Clark, our Chief Financial Officer.

Reasons for the Proposal

        In connection with the investment by 2M, we agreed to grant options to purchase 400,000 shares following the initial closing on the 2M investment and options to purchase up to an additional 600,000 shares only upon the exercise of the 2M Option. As we have issued additional securities in connection with our recent acquisitions and financing activities, the percentage ownership in our common stock by our management has declined. Our Board of Directors and our new investor believed, in providing for the reservation of additional options for grant to management, that additional options would provide our management with the necessary incentives and rewards to maintain our level of growth in a challenging business environment.

        Any stockholder of Perficient who wishes to obtain a copy of the actual plan document may do so upon written request to Perficient at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731.

Equity Incentive Programs

        The Plan consists of three separate equity programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The Compensation Committee of the Board will have the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee Board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee Board members. The term Plan Administrator, as used in this summary, will mean the Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, neither the Compensation Committee nor any secondary committee will exercise any administrative discretion under the Automatic Option Grant Program. All grants under this program will be made in strict compliance with the express provisions of such programs.

Share Reserve

        Subject to shareholder approval of this proposal, there will be a total of 5,346,085 shares of Common Stock reserved in the aggregate for issuance over the term of the Plan. Such share reserve consists of the 4,346,085 shares previously reserved for issuance under the Plan plus the additional increase of 1,000,000 shares of Common Stock which forms part of this proposal. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, beginning in calendar year 2002, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. The shares of Common Stock issuable under the Plan may be drawn from shares of our authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by us, including shares repurchased on the open market. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.

Eligibility

        Our officers and employees, non-employee Board members and independent consultants in our service or the service of our parent and subsidiaries (whether now existing or subsequently established) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board will also be eligible to participate in the Automatic Option Grant Program. As of June 30, 2002, three executive officers, six non-employee Board members and 164 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Two non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

Valuation

        The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq SmallCap Market. On July 15, 2002, the fair market value per share determined on such basis was $1.40.

Discretionary Option Grant Program

        The Plan Administrator will have complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. Each granted option will have an exercise price per share no less than the fair market value of the option shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of ten (10) years, and options will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. However, the shares acquired under those options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares. Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service. In addition, the Plan Administrator is authorized to grant stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program. Stock appreciation rights under the Discretionary Option Grant Program provide the holders with the right to surrender their options for an appreciation distribution. The amount of such distribution will be equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

Stock Issuance Program

        Shares of Common Stock may be issued under the Stock Issuance Program at a price per share no less than fair market value unless otherwise determined by the Plan Administrator and for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The Plan Administrator will have complete discretion under the program to determine which eligible individuals are to receive such stock issuances, the time or times when those issuances are to be made, the number of shares subject to each such issuance and the vesting schedule to be in effect for the stock issuance. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre- established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

Automatic Option Grant Program

        Under the automatic option grant program, each individual who first joined our Board of Directors after the effective date of our initial public offering in July 1999 as a non-employee board member was automatically granted an option to purchase 20,000 shares of Common Stock at the time of his or her commencement of Board service. In addition, on the date of each annual stockholders meeting, beginning with the 2000 meeting, each individual who is to continue to serve as a non-employee board member and was not a member of the Board prior to our initial public offering received an option to purchase 5,000 shares of Common Stock, provided he or she serves on the Board for at least six months after the annual meeting. Each of these options is fully-vested upon grant.

        Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of Common Stock paid in connection with the tender offer less the exercise price payable for such share.

General Provisions

Acceleration

        In the event that we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program will automatically accelerate in full, unless (i) the option is assumed by the successor corporation, (ii) the option is replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares or (iii)  the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the grant. In addition, all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable for all the option shares in the event the optionee's service with us or the successor entity is terminated (actually or constructively) within a designated period following an acquisition in which those options are assumed. The vesting of outstanding shares under the Stock Issuance Program may also be structured to accelerate upon similar terms and conditions. The Plan Administrator will have the discretion to structure one or more option grants under the Discretionary Option Grant Program so that those options will vest immediately upon (i) an acquisition, whether or not the options are to be assumed or (ii) upon a change in control (whether effected through the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our Board effected through one or more contested elections for Board membership) or a subsequent termination of the optionee's service within a designated period following the change in control. The Plan Administrator may also structure stock issuances under the Stock Issuance Program so that those issuances will immediately vest upon an acquisition or other change in control transaction. The acceleration of vesting in the event of a change in our ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Perficient.

Stockholder Rights and Option Transferability

        No optionee will have any stockholder rights with respect to option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Generally, options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options, to the extent permitted by the Plan Administrator, may be transferred or assigned during optionee's lifetime (i) as a gift to one or more members of the optionee's immediate family, to a trust in which the optionee and/or one or more such family members hold more than 50% of the beneficial interest, or to an entity in which more than 50% of the voting interests are owned by one or more such family members or (ii) under a domestic relations order.

Changes in Capitalization

        In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve under the Plan is to increase automatically each year, (iii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the Plan per calendar year, (iv) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members and (v) the number and/or class of securities and the exercise price per share in effect under each outstanding option. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Plan or the outstanding options thereunder.

Financial Assistance

        The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through a full-recourse interest-bearing promissory note, the terms of which shall be established by the Plan Administrator. However, the maximum amount of financing provided any participant may not exceed the aggregate option exercise price or purchase price payable for the purchased shares plus all applicable taxes incurred in connection with the acquisition of those shares.

Special Tax Election

        The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have Perficient withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such withholding tax liability.

Amendment and Termination

        The Board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the Plan will terminate no later than May 2, 2009.

Federal Income Tax Consequences

Option Grants

        Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non- statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

  Incentive Options

        No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result. Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

  Non-Statutory Options

        No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. If the shares acquired upon exercise of the non-statutory option are unvested and subject to our repurchase in the event of the optionee's termination of service prior to vesting of those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

        No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuances

        The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

        We anticipate that any compensation deemed paid by us in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Code Section 162(m).

Accounting Treatment

        Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis. Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest. In addition, any options to employees which are re-priced will also trigger a direct charge to the Company's earnings measured by the appreciation in the fair value of the underlying shares over the period between the grant date of the option and the date the option is exercised for those shares. Option grants made to consultants (but not non-employee board members) will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares.

Stockholder Approval

        The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then any stock options granted under the Plan on the basis of this increase will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made on the basis of such increase. The Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan have been issued pursuant to such option grants and direct stock issuances. Officers, directors and stockholders of Perficient, owning in the aggregate more than 50% of our outstanding voting stock, have agreed, under certain voting agreements, to vote their shares in favor of this amendment to the Plan. Accordingly, the approval of this amendment is assured.

        As of July 15, 2002, stock options to purchase 400,000 shares had been granted, and no shares of Common Stock had been issued, on the basis of the share increase which is the subject of this proposal. Of such options, options to purchase (i) 150,000 shares were granted to John T. McDonald, our Chief Executive Officer, (ii) 50,000 shares were granted to Jeff Davis, our Chief Operating Officer, and (iii) 35,000 shares were granted to Matthew Clark, our Chief Financial Officer.

        The Board of Directors recommends a vote FOR the amendment to the 1999 Stock Option/Stock Issuance Plan to increase by 1,000,000 the number of shares of Perficient Common Stock for which options may be granted thereunder from 4,346,085 shares to 5,346,085 shares.

PROPOSAL 4. APPROVAL OF AMENDMENT TO 1999 STOCK OPTION/STOCK ISSUANCE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SUBJECT TO GRANTS TO ANY INDIVIDUAL IN ANY ONE CALENDAR YEAR

        At the Meeting, our stockholders will be asked to vote upon a proposal to approve an amendment to the Plan to increase to 600,000 the number of shares of Common Stock that may be subject to stock options, stock appreciation rights or direct stock issuances granted to any individual in any one calendar year.

Reasons for the Proposal

        The Plan provides that no participant in the Plan during any calendar year may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 300,000 shares of Common Stock in the aggregate. We believe that as stock prices in our industry have been subject to significant fluctuations in value, more flexibility needs to be given to the Compensation Committee to allow it to grant greater numbers of options or other stock based compensation to new or existing employees. Accordingly, we believe that in conjunction with increasing the number of shares of Common Stock available for grant under the Plan, the limit on the number of shares of Common Stock that may be subject to grants to any individual during a year should be increased so that the maximum number of shares shall be increased from 300,000 to 600,000. Accordingly, our Board of Directors has proposed that Section V(B) of the Plan, providing for the 300,000 share limit be amended to increase the limit from 300,000 to 600,000 shares. During 2002, our Board of Directors has authorized the issuance of stock options to John T. McDonald, our President, CEO and Chairman of the Board to purchase an aggregate of 338,000 shares of our common stock. The most recent grant occurred in June 2002, subject to the approval of this resolution at the Annual Meeting. No other person has been granted options that would exceed the 300,000 share limit.

Stockholder Approval

        The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then any stock options granted under the Plan on the basis of this increase will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made on the basis of such increase. The Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan have been issued pursuant to such option grants and direct stock issuances.

        Stockholder approval of this proposal will constitute approval of the modification of the share limitation provision of the Plan for purposes of Internal Revenue Code Section 162(m).

        The Board of Directors recommends a vote FOR the amendment to the 1999 Stock Option/Stock Issuance Plan to increase to 600,000 the number of shares of common stock that may be subject to stock options, stock appreciation rights or direct stock issuances granted to any individual in any one calendar year.

PROPOSAL 5. APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

        The Board of Directors has approved a proposal to amend our certificate of incorporation to (i) increase the number of shares of our Common Stock that are authorized for issuance from the current maximum of 20,000,000 shares to a maximum of 40,000,000 shares, (ii) to increase the number of shares of our Preferred Stock, (the "Preferred Stock"), that are authorized for issuance from the current maximum of 5,000,000 shares to a maximum of 8,000,000 shares, and (iii) provide that any certificate of designation created pursuant to the "blank check" authority may be amended by only the holders of the affected class or series of stock, without the necessity of approval by the holders of common stock. The full text of the Certificate of Amendment to the certificate of incorporation is included as Appendix A to this Proxy Statement. If approved by our shareholders, the proposed amendment will become effective upon filing of the Certificate of Amendment with the Secretary of State of Delaware, which will occur as soon as practicable following the Meeting.

Background

        Prior to our initial public offering in August 1999, our certificate of incorporation authorized 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

Reasons for and Effect of the Proposed Amendments

        The Board of Directors believes that the approval of the proposed amendment to the certificate of incorporation is necessary to promote our welfare and the welfare of our shareholders generally. The Board of Directors believes that increasing the number of shares of Common Stock authorized for issuance and authorizing the Board of Directors to issue additional shares of Preferred Stock will provide additional flexibility and enable us to raise capital, make acquisitions and accomplish other corporate objectives in response to market conditions or growth opportunities as and when they become available.

        The Board believes the increase in the authorized Common Stock of Perficient is necessary to assure that a sufficient reserve of shares of Common Stock remains available for:

  •
  The issuance of Common Stock or other convertible instruments to finance our operations and complete future acquisitions of businesses, although we currently have no agreements to enter into such transactions;
  •
  The conversion of the Series B Preferred Stock and/or exercise of warrants issued to 2M Technology Ventures, L.P; and
  •
  The grant of options pursuant to our stock option plan, including the grant of options to affiliates, and for the use of other equity incentives to attract and retain the services of key individuals essential to our long term grown and financial success.

Increase in the Number of Shares of Common Stock Authorized for Issuance

        It is proposed to increase the number of shares of Common Stock authorized for issuance from 20,000,000 shares to a maximum of 40,000,000 shares. The proposed increase in the number of shares authorized for issuance recognizes the growth of our operations and the increase in the number of outstanding shares of our Common Stock as a result of (i) our initial public offering; (ii) the issuance of 6,481,905 shares of Common Stock to the former shareholders of Javelin, Vertecon, Compete, Core Objective and Loredata in connection with the five acquisitions completed by us since 1999; (iii) the issuance or reservation of 5,256,938 shares of Common Stock in connection with the three private financing transactions completed by us since our initial public offering; and (iv) the issuance of shares of Common Stock upon exercise of employee stock options. As a result of these issuances, there currently are 10,524,411 shares of Common Stock outstanding. Approximately 8,810,599 additional shares of Common Stock currently are issuable upon exercise of outstanding employee stock options, warrants, and upon the conversion of Preferred Stock. As a result, an aggregate of approximately 19,335,010 of the 20,000,000 shares of Common Stock authorized for issuance under the certificate of incorporation currently are outstanding or issuable.

        Upon approval of the proposed amendment to our certificate of incorporation and filing of a Certificate of Amendment with the Delaware Secretary of State, the authorized shares of Common Stock will be available for issuance by action of the Board of Directors for any of the reasons described above or for any other corporate purpose. With the exception of certain extraordinary issuances, no further shareholder approval will be required before we can complete any of the transactions described above.

Authorization of Additional Preferred Stock

        The Board of Directors believes that, in certain instances, it would be advantageous to us and our shareholders to have the flexibility to issue additional shares of Preferred Stock instead of Common Stock or debt securities. In addition, we recognize that we may not be able to issue additional shares of Common Stock at certain times as a result of market conditions or lack of market demand. We believe that the ability to issue one or more additional series of Preferred Stock would provide new sources of capital and enhance our ability to make acquisitions.

        Our certificate of incorporation currently authorizes the Board of Directors to approve the issuance of one or more series of Preferred Stock and to establish the terms for such Preferred Stock as the Board of Directors may deem appropriate. No further shareholder approval is or has been required for the authorization and issuance of such Preferred Stock unless otherwise required by applicable laws or by the rules of the Nasdaq Small Cap Market. As described below, those terms may include preferential dividend rights, voting rights, and liquidation rights. The Board of Directors believes that this flexibility is necessary in order to enable it to tailor the specific terms of any series of Preferred Stock that may be issued to meet market conditions and financing or acquisition opportunities as they arise without the expense, delay, and uncertainty that may be encountered in calling a meeting of our shareholders to approve the terms of any specific series of Preferred Stock. The Board of Directors also believes that, as a practical matter in today's financial markets, it seldom is practicable to delay potential issuances of Preferred Stock for the period that would be necessary to obtain shareholder approval of any particular series of Preferred Stock.

        The Board of Directors will have broad discretion with respect to designating and establishing the terms of each series of Preferred Stock prior to its issuance. The Board of Directors has authority to set or change the dividend rate, if any, time of payment, and whether dividends are cumulative on any shares of Preferred Stock. As a result, the holders of Preferred Stock may receive payment of dividends at times when no dividends are paid on our Common Stock or the amount of any dividends paid on our Common Stock may be less than the amount paid on such Preferred Stock. The Board of Directors also will have authority to determine whether any shares of Preferred Stock will have voting rights in addition to the voting rights provided by law and, if so, the extent of such rights, including the right to elect one or more members of our Board of Directors at all times or upon non-payment of dividends for a specified period of time. The Board of Directors also will have authority to determine (i) whether shares of a series will be redeemable and, if so, the redemption price, sinking fund provisions, and other terms and conditions for redemption; (ii) whether shares of a series of Preferred Stock will be convertible into or exchangeable for shares of Common Stock or any other Preferred Stock and, if so, the terms and conditions of such conversion or exchange; and (iii) the liquidation rights of such shares in the event of our liquidation, dissolution, or winding up which may be prior in right of payment to the rights of holders of Common Stock.

        We currently do not have any plans to issue additional shares of Preferred Stock other than the shares of Series B Preferred Stock described elsewhere in this proxy statement. The Board of Directors believes, however, that the ability to issue Preferred Stock may be helpful in structuring financings or acquisitions in the future for the reasons described above.

        It is not possible to determine the actual effect of an issuance of Preferred Stock on the rights of existing stockholders until the Board of Directors determines the rights of the holders of any series of additional Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

        The Board of Directors is required by Delaware law to make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the stockholders and our company. Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of our stockholders and company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of us, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or acquisition.

Amendment to Provide for the Issuance of Additional Rights.

        The Board of Directors has authorized an amendment to our certificate of incorporation to provide that any Certificate of Designation created by the Board pursuant to the "Blank Check" provisions of our certificate of incorporation may be amended by the Board and the holders of the affected class or series of Preferred Stock and without the necessity of approval of the holders of Common Stock.

        In order to issue new shares of Preferred Stock, it is often necessary to amend the rights and designations of outstanding Preferred Stock as set forth in the applicable Certificate of Designations. Under Delaware law, unless otherwise provided in the certificate of incorporation, each share of capital stock is entitled to one vote on all matters presented to stockholders for a vote. After filing with the Delaware Secretary of State, a Certificate of Designation becomes part of the certificate of incorporation. Accordingly, any amendment thereto must typically be approved by a vote of the holders of the Common Stock. Thus, if a company has authorized "blank check" Preferred Stock as we have, while no vote of the holders of Common Stock is required to originally issue preferred stock with terms determined by the Board of Directors, those terms cannot thereafter be altered without the consent of the holders of the Common Stock. Under Delaware law, the right of the holders of Common Stock to vote on such amendments may be limited by a provision in the certificate of incorporation. Our Board of Directors believes that it is not practicable to delay potential issuances of Preferred Stock for the period of time that would be necessary to obtain approval to an amendment to an existing Certificate of Designations by all the holders of our stock. Accordingly, our Board of Directors has proposed the following amendment to our certificate of incorporation to provide that only the holders of the affected series of Preferred Stock need vote on an amendment to the terms of such series:

        Article V, Paragraph B of the certificate of incorporation will be amended, in its entirety, to read as follows:

        "Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote;

provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law."

        If this Amendment is approved by our shareholders, the Board intends to amend the Certificate of Designation for the Series A Preferred Stock to make certain conforming changes to such certificate that are necessary to conform to the terms and conditions of the financing transaction involving the sale of the shares of Series B Preferred Stock described elsewhere in this proxy statement.

Shareholder Approval

        Approval of the proposed amendment to our certificate of incorporation will require the affirmative vote of the holders of a majority of the total number of the issued and outstanding shares of our Common Stock. Upon approval by our shareholders, the proposed amendment will become effective upon filing of Certificate of Amendment with the Delaware Secretary of State, which will occur as soon as practicable following the Meeting. In the event that the proposed amendment is not approved by our shareholders at the Meeting, the current certificate of incorporation will remain in effect. Officers, directors and stockholders of Perficient, owning in the aggregate more than 50% of our outstanding voting stock, have agreed, under certain voting agreements, to vote their shares in favor of this amendment to the certificate of incorporation. Accordingly, the approval of this amendment is assured.

        If this proposal is approved by the stockholders, the additional shares of authorized Common Stock will become part of the existing class of Common Stock, and the additional shares, when issued will have the same rights and privileges as the shares of Common Stock now issued. Additional shares of Preferred Stock may be issued with such rights, privileges and characteristics as may be determined by the Board of Directors. The Board of Directors will have the authority to issue the newly-authorized Common Stock and Preferred Stock without requiring further stockholder approval of such issuances, except as may be required by applicable law. To the extent that the additional authorized shares are issued in the future, they will decrease existing stockholders' percentage equity ownership. The increase in the authorized number of shares of Common Stock and Preferred Stock and the subsequent issuance of such shares could also have the effect of delaying or preventing a change in control of Perficient without further action by the stockholders. Shares of authorized and unissued Common Stock and Preferred Stock could (within the limits imposed by applicable law) be issued in one or more transactions, which would make a change in control of Perficient more difficult, and therefore, less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and Preferred Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Perficient.

        The Board of Directors recommends a vote FOR approval of the amendment to our certificate of incorporation to increase the number of authorized shares of common stock to 40,000,000 shares, increase the number of authorized shares of Preferred Stock to 8,000,000 shares, and permit the amendment of a certificate of designations related to an outstanding series of preferred stock solely upon the approval of the affected series or class of stock and without the approval of the holders of our common stock.

PROPOSAL 6. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has recommended and the Board of Directors, subject to stockholder ratification, has selected Ernst & Young LLP to serve as Perficient's independent auditors for the fiscal year ending December 31, 2002. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee and the Board of Directors may reconsider its selection. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

Audit Fees

        The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included our quarterly reports on Form 10-QSB for that fiscal year were $83,700 and for audit related services were $17,300. Audit related services generally include fees for business acquisitions, accounting consultations and SEC registration statements.

All Other Fees

        Aggregate fees billed by Ernst & Young LLP for non-audit related services, consisting mainly of tax consulting and compliance services, totaled approximately $47,000.

        The affirmative vote of the holders of a majority of the shares of the our Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of the appointment of auditors.

        The Board of Directors recommends a vote "FOR" ratification and approval of the appointment of Ernst & Young LLP as independent auditors.

Stockholder Proposals for Next Annual Meeting

        Any stockholder proposals intended to be presented at Perficient's next annual meeting of stockholders must be received by Perficient at its offices at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731, on or before April 1, 2003, for consideration for inclusion in the proxy material for such annual meeting of stockholders.

        For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2003 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on June 15, 2003, and advises stockholders in the 2003 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on June 15, 2003. Notices of intention to present proposals at the 2003 Annual Meeting should be addressed to Perficient at its offices at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731

Expenses of Solicitation

        The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited by our regular employees, either personally or by telephone or telegraph. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

Other Matters

        The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

Form 10-KSB

        Perficient will furnish, without charge to each person solicited and to each beneficial owner of its securities, on the written request of such person, a copy of its annual report on Form 10-KSB, except for the exhibits to such Form 10-KSB but including the financial statements filed with such Form 10-KSB. Perficient will furnish any exhibit to the Form 10-KSB upon the payment of a reasonable fee which shall be limited to its reasonable expenses in furnishing such exhibit. Requests should be directed to Mr. Matthew P. Clark, Perficient, Inc., 7600-B, North Capital of Texas Highway, Suite 340, Austin, Texas, 78731, telephone number (512) 531-6000.

By Order of the Board of Directors

Matthew P. Clark
Secretary

July 30, 2002

Appendix A

        Certificate of Amendment of the Certificate of Incorporation
of
Perficient, Inc.

        It is hereby certified that:

        1.    The name of the corporation is Perficient, Inc. (the "Corporation").

        2.    The certificate of incorporation is hereby amended by striking out Article V, Paragraph A thereof and by substituting in lieu of said Paragraph the following new Article V, Paragraph A:

          "The aggregate number of shares that the Corporation shall have authority to issue is 48,000,000 divided into (i) 40,000,000 shares of which shall be Common Stock, par value $0.001 per share, and (ii) 8,000,000 shares of which shall be Preferred Stock, par value $0.001 per share."

        3.    The first sentence of Article V, Paragraph B of the certificate of incorporation is hereby amended, in its entirety, to read as follows:

          "Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law."

        4.    The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        5.    The effective time of the amendments herein certified shall be the date of filing of this Certificate of Amendment.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on this     day of                  , 2002.

PERFICIENT, INC.
By:	Name: Title:

PERFICIENT, INC.

        The undersigned hereby appoints John T. McDonald, with full power of substitution, as proxy for the undersigned, to attend the annual meeting of stockholders of Perficient, Inc. ("Perficient"), to be held at Perficient's headquarters at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas, 78731 on August 27, 2002, at 9:00 a.m., central time, or any adjournment thereof, and to vote the number of shares of Common Stock of Perficient that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.
☐  For or ☐  Withhold Authority to vote for the following nominees for election as directors:

      John T. McDonald
      David S. Lundeen
      Dr. W. Frank King
      Philip J. Rosenbaum
      Michael J. Cromwell, III
      Robert E. Pickering, Jr.

(Instruction: To withhold authority to vote for an individual nominee, write the nominee's name on the line provided below.)

  _______________________________

2.
Approval of the issuance of up to 3,055,250 shares of common stock upon conversion of shares of Series B Convertible Preferred Stock and the exercise of common stock purchase warrants.

  FOR ☐        AGAINST ☐        ABSTAIN ☐

  _______________________________

3.
Approval of the amendment to the Perficient 1999 Stock Option/Stock Issuance Plan to increase the number of shares of Perficient common stock underlying the plan to 5,346,085 shares.

  FOR ☐        AGAINST ☐        ABSTAIN ☐

  _______________________________

4.
Approval of an amendment to the Perficient 1999 Stock Option/Stock Issuance Plan to increase to 600,000 the number of shares of Perficient common stock that may be subject to grants to any individual in any one calendar year.

  FOR ☐        AGAINST ☐        ABSTAIN ☐

5.
Approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to 40,000,000 shares, increase the number of authorized shares of Preferred Stock to 8,000,000 shares, and permit the amendment of a certificate of designations related to an outstanding series of preferred stock solely upon the approval of the affected series or class of stock and without the approval of the holders of our common stock.

  FOR ☐        AGAINST ☐        ABSTAIN ☐

  _______________________________

6.
Approval of the appointment of Ernst & Young LLP as Perficient's independent auditors for the fiscal year ending December 31, 2002.

  FOR ☐        AGAINST ☐        ABSTAIN ☐

  _______________________________

7.
Approval of such other matters that come before the annual meeting of stockholders, or any adjournment thereof, that are required to be approved by the stockholders of Perficient.

        The Proxy will vote as specified herein or, if a choice is not specified, he will vote "For" the proposals set forth in Items 1, 2,3, 4, 5 and 6.

        This Proxy is solicited by the Board of Directors of Perficient.

                        Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated __________, 2002 is hereby acknowledged:

                        Date: _____________________, 2002
                        ________________________________
                        ________________________________
                        ________________________________
                        (Signature)

                        (Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity).

QuickLinks

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
  PROPOSAL 1. ELECTION OF DIRECTORS
  Certain Biographical Information Concerning Directors and Executive Officers
  Section 16 Beneficial Ownership Reporting Compliance
  Composition and Meetings of the Board of Directors and Committees
  Committees of the Board of Directors
  Compensation Committee
  Audit Committee
  Compensation of Directors and Executive Officers
Summary Compensation Table
  Compensation of Directors
  Employment Arrangements
  Option Grants in Last Fiscal Year to Named Executive Officers
  PROPOSAL 2. APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH THE CONVERSION OF SERIES B PREFERRED STOCK AND EXERCISE OF COMMON STOCK PURCHASE WARRANTS
  PROPOSAL 3. APPROVAL OF AMENDMENT TO 1999 STOCK OPTION/STOCK ISSUANCE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
  PROPOSAL 4. APPROVAL OF AMENDMENT TO 1999 STOCK OPTION/STOCK ISSUANCE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SUBJECT TO GRANTS TO ANY INDIVIDUAL IN ANY ONE CALENDAR YEAR
  PROPOSAL 5. APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
  PROPOSAL 6. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
Appendix A
PERFICIENT, INC.